Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Stick, General Counsel
Xerium Technologies, Inc.
508-532-1726
ir@xerium.com

	Media:	Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES REPORTS THIRD QUARTER 2005 RESULTS

Company Lowers Financial Outlook for 2005

WESTBOROUGH, MA, November 14, 2005 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the third quarter of 2005 ended September 30, 2005. Highlights for the quarter include:

•	Cash on hand at September 30, 2005 was $59.9 million, a $35.9 million increase from $24.0 million at December 31, 2004 and an $8.7 million increase from $51.2 million at June 30, 2005.

•	Net sales for the third quarter of 2005 were $140.1 million, a 1.8% decrease from $142.6 million for the third quarter of 2004.

•	The net loss per diluted share was $0.18 for the third quarter of 2005, compared to a net loss per diluted share of $0.37 for the third quarter of 2004.

•	Operating income for the third quarter of 2005 was $20.2 million, compared to $13.9 million for the third quarter of 2004. Operating income for the current year quarter includes $1.0 million in restructuring costs, compared to third quarter 2004 restructuring costs of $8.4 million. Also included in the third quarter of 2005 was $1.0 million of additional overhead costs associated with Xerium Technologies’ transition to, and operation as, a public company, which were not incurred in the third quarter of 2004.

•	Adjusted EBITDA (as defined in the Company’s credit facility) was $35.7 million for the third quarter of 2005, compared to $35.6 million for the third quarter of 2004. Adjusted EBITDA for the third quarter of 2004 would have been $3.1 million higher had adjustments been made for that period comparable to certain adjustments to Adjusted EBITDA for the third quarter of 2005 in accordance with the definition of Adjusted EBITDA (see EBITDA and Adjusted EBITDA Reconciliation below). In addition, Adjusted EBITDA for the third quarter of 2005 reflects the same additional overhead costs, in comparison to the third quarter of 2004, that affected operating income, as well as other adjustments as described below.

•	As noted in a separate press release issued today, the Board of Directors of Xerium Technologies declared a dividend of $0.225 per share on Xerium Technologies’ common stock. The dividend is payable on December 15, 2005 to shareholders of record at the close of business on December 2, 2005.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “While our cash position continues to strengthen and recent new business awards validate the strength of our product offerings and business strategy, we are disappointed as delays in achieving the benefits of certain restructuring efforts and associated costs have impacted our operational results during the quarter. The majority of our net income shortfall this quarter relates to production output issues in our North American clothing business. As we reported last quarter, these production issues have arisen in connection with our restructuring efforts involving the closure of our clothing facility in Farmville, Virginia and the transfer of production to our Starkville, Mississippi facility. The recovery in production output has been much slower than we had planned, and the impact of this production issue on net income has been exacerbated by our effective tax rate in the United States, where we are in a net operating loss position for tax purposes. We have directed some North American clothing customers to other sources, in the short-term, to ensure their continuing supply and, while we expect improvement over the coming quarters, we currently anticipate that we will not reach our target clothing production levels in North America until the second quarter of 2006. The quarter was also impacted by an overall business climate that has not allowed us to achieve the price increases that we had anticipated. These issues will affect our financial results for the remainder of 2005, and accordingly we have lowered our financial outlook for 2005.”

Mr. Gutierrez continued, “As we look forward into 2006, we believe that once our North American clothing business production issues are fully resolved, we will be positioned to achieve the full benefits of the plant consolidation project that we initiated in that business in 2004. In addition, the new products we have launched this year have been well received, and we are continuing to work on new business opportunities. We have built a considerable cash position, which we believe helps to position us to serve the investment needs of the business, expand into growing sectors of the market and support our dividend policy.”

He concluded, “The global market for our products remains challenging as more customers announce significant restructuring actions both in North America and Europe. We believe that the benefits of the restructuring actions that we have taken in Europe and North America, once fully realized, and the investments that we are making, will help enhance our profitability and deliver value to our shareholders over the long-term. However, we expect that growth will be constrained in the short to mid term by the continuing focus on capacity rationalization throughout the industry.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•	Capital expenditures for the third quarter of 2005 were $5.9 million, compared to $4.5 million for the third quarter of 2004. The Company expects that capital spending in the fourth quarter of 2005 will be substantially higher than the third quarter of the year based upon the investment schedule of the projects underway.

•	Xerium Technologies’ cost reduction programs, including plant closures designed to rationalize production among facilities and headcount reductions, have been proceeding, albeit with some delays in North America as noted above, which are delaying to some degree timing on cost savings. These cost reduction efforts eliminated approximately $3.4 million in cash costs that would have otherwise been incurred during the third quarter of 2005, compared to the Company’s cost structure in the third quarter of 2004.

•	The impact of currency translation on net sales in the third quarter of 2005, compared to third quarter 2004 exchange rates, was an increase of $3.6 million; the impact of currency translation on Adjusted EBITDA in the third quarter of 2005, compared to third quarter 2004 exchange rates, was an increase of $0.5 million. This increase in Adjusted EBITDA was offset by transactional losses in the third quarter of 2005, relating to sales denominated in U.S. dollars by non-U.S. operations, principally in Brazil, that were driven by the same currency movements.

FINANCIAL HIGHLIGHTS FOR THE NINE MONTHS PERIOD

Highlights for the first nine months of 2005 include:

•	Net sales for the first nine months of 2005 increased $7.2 million, or 1.7%, to $437.8 million, from $430.6 million for the first nine months of 2004.

•	Net loss per diluted share for the first nine months of 2005 was $0.33, compared to net income per diluted share of $0.04 for the first nine months of 2004. In the second quarter of 2005, certain costs were incurred in connection with the Company’s initial public offering and related transactions (“IPO Related Costs”) that affected net income. These costs, before tax effects, were $29.6 million. The full year 2005 tax effect on net income of these costs is expected to be a benefit of approximately $4.1 million, which would result in an after tax effect amount of these IPO Related Costs for 2005 of $25.5 million.

•	Operating income for the first nine months of 2005 was $40.5 million, compared to $67.8 million for the first nine months of 2004. Operating income for the first nine months of 2005 reflects $23.3 million of IPO Related Costs that impacted operating costs and $3.9 million of additional overhead costs associated with Xerium Technologies’ transition to, and operation as, a public company that were not incurred in the first nine months of 2004.

•	Net cash provided by operating activities for the first nine months of 2005 was $26.5 million, compared to $67.6 million in the first nine months of 2004. Net cash provided by operating activities for the first nine months of 2005 reflects $20.7 million of expenditures related to IPO Related Costs.

•	Adjusted EBITDA (as defined in the Company’s credit facility) for the first nine months of 2005 was $115.9 million, compared to $121.9 million for the first nine months of 2004. Adjusted EBITDA for the first nine months of 2004 would have been $3.3 million higher had adjustments been made for that period comparable to certain adjustments to Adjusted EBITDA for the first nine months of 2005 in accordance with the definition of Adjusted EBITDA (see EBITDA and Adjusted EBITDA Reconciliation below). In addition, Adjusted EBITDA for the first nine months of 2005 reflects the same additional overhead costs, compared to the first nine months of 2004, that affected operating income as well as other adjustments as described below.

•	The Company’s cost reduction programs eliminated approximately $7.6 million in cash costs during the first nine months of 2005 that would have otherwise been incurred in this period, compared to the Company’s cost structure during the same period last year.

The following table presents net sales for the first nine months of 2005 and the first nine months of 2004 by segment and the effect of changes in currency translation rates:

(dollars in millions)

	Net Sales Nine Months Ended September 30,		Increase (decrease) in net sales from the first nine months of 2004 to the first nine months of 2005	Increase in first nine months 2005 net sales due to currency translation*	Percent increase (decrease) in net sales from first nine months of 2004 to the first nine months of 2005
	2005	2004			Total	Excluding effect of currency translation
Clothing	$288.2	$277.3	$10.9	$13.0	3.9%	(0.8)%
Roll Covers	149.6	153.3	(3.7)	3.7	(2.4%)	(4.8)%
Total	$437.8	$430.6	$7.2	$16.7	1.7%	(2.2)%

*	Increase in first nine months’ 2005 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales from the first nine months of 2005 calculated by applying the applicable average foreign currency exchange rate for the first nine months of 2004 to net sales for the first nine months of 2005 denominated in currencies other than the U.S. dollar from (ii) net sales for the first nine months of 2005.

FINANCIAL OUTLOOK FOR 2005

The Company currently anticipates that net income (loss) per diluted share for the full year 2005 will be in a range from $(0.08) to $(0.03) on a GAAP basis, which equates to an anticipated range of net income per diluted share of $0.57 to $0.62 excluding the impact of IPO Related Costs, as described below. Previously, the Company had anticipated that net income per diluted share for the full year 2005 would be in a range from $0.45 to $0.55 on a GAAP basis, which equated to an anticipated range of net income per diluted share of $1.14 to $1.24, excluding the impact of IPO Related Costs. These expectations are based upon assumed diluted common shares outstanding on a weighted average basis for 2005 of 38,899,423 shares.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results today beginning at 5:00 pm ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-866-713-8563, using passcode 56069119, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing

1-617-597-5311, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). This press release also sets forth expectations for net income per diluted share excluding the impact of IPO Related Costs. Xerium Technologies believes that this measure of net income per diluted share will assist investors in analyzing the financial outlook of the Company because of the non-recurring nature of the IPO Related Costs. However, net income per diluted share excluding the impact of IPO Related Costs should not be considered in isolation or as a substitute for net income per diluted share (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA, EBITDA and net income per diluted share excluding the impact of IPO Related Costs and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,900 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the prospectus dated May 16, 2005 related to the Company’s initial public offering of common stock and filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(dollars in thousands, except per share data)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$59,918	$24,002
Accounts receivable (net of allowance for doubtful accounts of $1,836 at September 30, 2005 and $2,034 at December 31, 2004)	101,573	113,283
Inventories	102,045	110,931
Prepaid expenses	7,152	4,131
Other current assets	6,766	9,717

Total current assets	277,454	262,064
Property and equipment, net	364,135	393,621
Goodwill	298,321	320,297
Intangible assets and deferred financing costs, net	40,467	30,804
Other assets	7,485	11,166

Total assets	$987,862	$1,017,952

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$10,268	$11,014
Accounts payable	29,605	39,217
Accrued expenses	59,121	72,720
Current maturities of long-term debt	8,649	45,703

Total current liabilities	107,643	168,654
Long-term debt, net of current maturities	636,191	771,132
Deferred taxes	38,372	42,050
Pension, other postretirement and postemployment obligations	87,979	90,601
Other liabilities	615	611
Commitments and contingencies	—	—
Stockholders’ equity (deficit)
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares outstanding as of September 30, 2005 and December 31, 2004, respectively	—	—
Common stock, $.01 par value, 150,000,000 shares authorized; 43,725,093 and 31,013,482 shares outstanding as of September 30, 2005 and December 31, 2004, respectively	437	310
Paid-in capital	198,760	6,687
Accumulated deficit	(64,916)	(47,030)
Accumulated other comprehensive loss	(17,219)	(15,063)

Total stockholders’ equity (deficit)	117,062	(55,096)

Total liabilities and stockholders’ equity (deficit)	$987,862	$1,017,952

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$140,058	$142,598	$437,835	$430,642
Costs and expenses:
Cost of products sold	77,672	79,007	239,465	227,399
Selling	16,999	16,554	52,104	50,971
General and administrative	21,811	22,725	86,239	65,793
Restructuring	1,077	8,402	12,281	12,295
Research and development	2,271	2,055	7,227	6,370

	119,830	128,743	397,316	362,828

Income from operations	20,228	13,855	40,519	67,814
Interest expense	(11,085)	(16,522)	(40,345)	(49,601)
Interest income	633	119	1,096	344
Foreign exchange gain (loss)	(609)	(841)	4,439	1,330
Loss on early extinguishment of debt	—	—	(4,886)	—

Income (loss) before provision for income taxes	9,167	(3,389)	823	19,887
Provision for income taxes	17,206	8,202	12,943	18,631

Net income (loss)	$(8,039)	$(11,591)	$(12,120)	$1,256

Net income (loss) per share:
Basic	$(.18)	$(.37)	$(.33)	$.04

Diluted	$(.18)	$(.37)	$(.33)	$.04

Shares used in computing net income (loss) per share:
Basic	43,725,093	31,013,482	37,252,881	31,013,482

Diluted	43,725,093	31,013,482	37,252,881	31,013,482

Cash dividends per common share:	$.105	$—	$.105	$—

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows - (Unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2005	2004
Operating activities
Net income (loss)	$(12,120)	$1,256
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	16,666	—
Depreciation	30,880	32,752
Amortization of intangibles	3,128	3,128
Deferred financing cost amortization	1,781	733
Unrealized foreign exchange gain on revaluation of debt	(5,772)	(1,106)
Deferred taxes	(910)	1,581
Deferred interest	813	6,367
Asset impairment	175	6,903
Loss on early extinguishment of debt	4,886	—
Gain on disposition of property and equipment	(502)	—
Change in assets and liabilities which provided (used) cash:
Accounts receivable	6,761	6,280
Inventories	4,313	1,868
Prepaid expenses	(3,381)	(1,517)
Other current assets	—	315
Accounts payable and accrued expenses	(22,132)	7,754
Deferred and other long term liabilities	1,899	1,399
Other	10	(152)

Net cash provided by operating activities	26,495	67,561
Investing activities
Capital expenditures, gross	(21,466)	(34,389)
Proceeds from disposals of property and equipment	6,462	1,133
Other	(50)	(2)

Net cash used in investing activities	(15,054)	(33,258)
Financing activities
Net increase in borrowings (maturities of 90 days or less)	354	11,426
Proceeds from borrowings (maturities longer than 90 days)	650,000	—
Principal payments on debt	(747,354)	(19,906)
Issuance of common stock	160,791	—
Redemption of common stock	(4,551)	—
Cash dividends on common stock	(4,591)	—
Costs related to public offering and refinancing	(35,650)	(9,253)
Other	(1,153)	550

Net cash provided by (used in) financing activities	17,846	(17,183)
Effect of exchange rate changes on cash flows	6,629	(1,205)

Net increase in cash	35,916	15,915
Cash and cash equivalents at beginning of period	24,002	22,294

Cash and cash equivalents at end of period	$59,918	$38,209

Xerium Technologies, Inc.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income before interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is defined in the credit facility of Xerium Technologies and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or related impairment expenses (not to exceed $11 million in 2005, $4 million in 2006, $3.5 million in 2007 and $1.5 million in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,
(in thousands)	2005	2004
Net cash provided by operating activities	$19,852	$38,251
Interest expense, net	10,452	16,403
Net change in operating assets and liabilities	(15,959)	(29,004)
Income tax provision	17,206	8,202
Stock-based compensation	(689)	—
Deferred financing cost amortization	(1,095)	(244)
Deferred taxes	1,042	(516)
Deferred interest	—	(469)
Asset impairment	—	(6,500)
Gain on disposition of property and equipment	336	—
Unrealized foreign exchange loss on indebtedness, net	(253)	(1,477)

EBITDA	30,892	24,646
Unrealized foreign exchange loss on indebtedness, net	253	1,477
Restructuring expenses (A)	—	8,718
Non-cash compensation and related expenses	689	—
Expenses related to reorganization of Brazilian subsidiaries	1,371	741
Non-recurring expenses related to cost reduction programs (B)	2,514	—

Adjusted EBITDA	$35,719	$35,582

	Nine Months Ended September 30,
(in thousands)	2005	2004
Net cash provided by operating activities	$26,495	$67,561
Interest expense, net	39,249	49,257
Net change in operating assets and liabilities	7,525	(15,947)
Income tax provision	12,943	18,631
Stock-based compensation	(16,666)	—
Deferred financing cost amortization	(1,781)	(733)
Deferred taxes	5,915	(1,581)
Deferred interest	(813)	(6,367)
Asset impairment	(175)	(6,903)
Loss on early extinguishment of debt	(4,886)	—
Gain on disposition of property and equipment	502	—
Unrealized foreign exchange gain on indebtedness, net	5,772	1,106

EBITDA	74,080	105,024
Loss on early extinguishment of debt	4,886	—
Expenses related to debt or equity financing	7,820	—
Unrealized foreign exchange gain on indebtedness, net	(5,772)	(1,106)
Restructuring expenses (A)	11,000	12,919
Non-cash compensation and related expenses	16,666	4,095
Expenses related to reorganization of Brazilian subsidiaries	1,371	925
Non-recurring expenses related to cost reduction programs (B)	5,817	—

Adjusted EBITDA	$115,868	$121,857

(A)	Restructuring expenses that can be added back to determine Adjusted EBITDA are capped at $11,000 for 2005.

(B)	In accordance with the definition of Adjusted EBITDA in the Company’s credit facility, certain fees, expenses and charges deducted in computing net income determined by the Company to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the three and nine month periods ending September 30, 2005. These fees, expenses and charges are described in the following table:

(in thousands)	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Environmental charges in connection with facility closure pursuant to cost reduction programs	$850	$850
Certain operating costs incurred in connection with the transition of production operations from a closed facility to another facility	1,664	4,967

Total	$2,514	$5,817

Comparable fees, expenses and charges to those in the table above were not added back to Adjusted EBITDA for the three and nine month periods ending September 30, 2004. Adjusted EBITDA for the three months ended September 30, 2004 would have been $38,682 after adding back $3,100 of such fees, expenses and charges (consisting of $2,500 of environmental charges in connection with facility closure pursuant to cost reduction programs and $600 of operating costs incurred in connection with the transition of production operations from a closed facility to another facility). Adjusted EBITDA for the nine months ended September 30, 2004 would have been $125,207 after adding back $3,350 of such fees, expenses and charges (consisting of $2,750 of environmental charges in connection with facility closure pursuant to cost reduction programs and $600 of operating costs incurred in connection with the transition of production operations from a closed facility to another facility).

IPO Related Costs

The following table describes the IPO Related Costs, excluding related tax benefits, impacting operating income (loss) and net income (loss) for the nine months ended September 30, 2005 and which will impact such measures for the year ended December 31, 2005:

(in thousands)
Compensation expense relating to vesting of options and restricted stock of Xerium S.A. upon the closing of the initial public offering	$15,507

One-time cash payments to management in connection with termination of previously existing cash management incentive plans	4,168

Cash transaction bonuses paid to management in connection with the initial public offering	2,710

German land transfer tax related to the legal reorganization of the Company’s subsidiaries effected in connection with the initial public offering	941

Sub-total - IPO Related Costs impacting Operating Income	23,326

Breakage costs paid in connection with the termination of swap arrangements related to previously existing debt facilities which were repaid in connection with the initial public offering (A)	1,354

Loss on early extinguishment of debt (B)	4,886

Total IPO Related Costs included in Income before provision for income taxes	$29,566

(A)	Classified in interest expense during the three months ended June 30, 2005.

(B)	Represents the write off of unamortized deferred financing costs related to debt that was repaid in connection with the initial public offering.

The expected tax effect (benefit) for the standalone IPO Related Costs for the year ended December 31, 2005 based upon the taxing jurisdiction into which these costs were incurred is approximately $4.1 million. Previously, the Company had anticipated that such tax effect would be approximately $2.6 million. Accordingly, the anticipated impact of IPO Related Costs, adjusted for this expected tax benefit, on net income for 2005 is as follows:

(in thousands)
Total IPO Related Costs included in income before provision for income taxes	$29,566
Tax effect	(4,095)

Total IPO Related Costs impacting net income for the year ended December 31, 2005	$25,471

Financial Outlook for 2005

The following table provides a reconciliation of the anticipated net income per share range for the full year 2005 to the anticipated range for the full year 2005 of net income per share excluding the impact of IPO Related Costs (including the expected tax effect of these costs):

Anticipated net income (loss) per diluted share for the full year 2005	$(0.08) to $(0.03)

IPO Related Costs effecting net income (thousands) reduced by expected related tax benefit	$25,471

Anticipated IPO Related Costs per diluted share for the full year 2005	$0.65

Anticipated net income per share for the full year 2005 excluding the impact of IPO Related Costs	$0.57 to $0.62

The anticipated per share data above is based upon an assumed weighted average number of diluted shares of 38,899,423 for 2005.

The following table lists IPO Related Costs which impacted net cash provided by operating activities for the nine months ended September 30, 2005:

(in thousands)
One-time cash payments to management in connection with termination of previously existing cash management incentive plans	$4,168

Cash transaction bonuses paid to management in connection with the initial public offering	2,710

German land transfer tax related to the legal reorganization of the Company’s subsidiaries effected in connection with the initial public offering	941

Breakage costs paid in connection with the termination of swap arrangements related to previously existing debt facilities which were repaid in connection with the initial public offering	1,354

Payment to former parent corporation in connection with the initial public offering in respect of liabilities that otherwise would not have been paid until a later date	7,359

Payment of accelerated interest expense in connection with the repayment of previously existing debt facility that otherwise would not have been paid until the maturity of such debt	4,179

Total	$20,711